Exhibit 99.2

ArcBest® is providing this exhibit as supplemental information to its scheduled conference call and the press release announcing the Company’s unaudited second quarter 2020 results filed as Exhibit 99.1 to the Company’s Current Report on Form 8-K. Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Refer to the “Forward-Looking Statements” disclosure at the end of this exhibit.

Non-GAAP Financial Measures

ArcBest reports its financial results in accordance with generally accepted accounting principles (“GAAP”); however, this exhibit includes certain non-GAAP information. Refer to the discussion of non-GAAP information included in Item 2.02 of the Current Report on Form 8-K to which this exhibit is included for further information, including reference to reconciliations of GAAP to non-GAAP financial measures provided by the Company.

Summary Operating and Financial Impacts

(Additional Detailed Information follows)

Asset-Based Segment

2Q’20 Year-over-Year Yield Metrics

●	Increase in 2Q’20 Billed Rev/Cwt on LTL-rated freight, excluding fuel surcharges: slightly positive. Pricing on traditional published LTL-rated business, excluding fuel surcharge, improved by a percentage in the high-single digits when compared to 2Q’19 and increased on a sequential basis compared to 1Q’20
●	Average increase on Contract renewals and Deferred Pricing agreements negotiated during 2Q’20: +3.2%

2Q’20 and July 2020 Year-over-Year Monthly Total Daily Business Trends

	April 2020	May 2020	June 2020	July MTD 2020*

Billed Revenue/Day**	-20.8%	-18.1%	-14.1%	-7%
Tons/Day	-14.3%	-14.2%	-13.6%	-5%
Shipments/Day	-16.1%	-13.7%	-10.4%	-6%

2Q’20 and July 2020 Sequential Monthly Total Daily Business Trends

	April 2020	May 2020	June 2020	July MTD 2020*

Billed Revenue/Day**	-16.9%	+8.9%	+12.4%	+4%
Tons/Day	-15.0%	+6.1%	+7.0%	+4%
Shipments/Day	-9.4%	+3.4%	+5.4%	+3%

*As of July 27, 2020.  Statistics for the full month of July 2020 have not been finalized.

**Revenue for undelivered freight is deferred for financial statement purposes in accordance with the Asset-Based segment revenue recognition policy. Billed revenue per day has not been adjusted for the portion of revenue deferred for financial statement purposes.

July 2020 Business Update

While the year-over-year business level comparison continued to be impacted by the COVID-19 pandemic, demand for Asset-Based services sequentially improved during the quarter and through July 2020. See tables above for July 2020 revenue, tonnage and shipment metric comparisons.

Statistics for July 2020 have not been finalized. Preliminary Asset-Based financial metrics and business trends for July 2020, compared to the same period last year, are as follows:

●	Total Tonnage/Day decreased approximately 5% with low single digit percentage decreases in LTL-rated tonnage and double-digit percentage decreases in truckload-rated spot shipment tonnage moving in the Asset-Based network. Tonnage comparisons with the previous year have been positively impacted by initiatives to fill available Asset-Based equipment capacity with transactional shipments.
●	Total Billed Revenue/CWT decreased approximately 2%, impacted by lower fuel surcharges and freight mix changes. Billed revenue per hundredweight excluding fuel surcharge on LTL-rated shipments, was flat and was driven by profile changes, related to the addition of transactional shipments.
●	Pricing on traditional published LTL-rated business, excluding fuel surcharge, increased by a percentage in the high-single digits compared to July 2019. In addition, the average increases on contractual renewals and Deferred Pricing agreements negotiated so far in July 2020 are greater than those obtained in the second quarter.
●	Total Billed Revenue/Shipment decreased approximately 1% while Billed Revenue/LTL-rated Shipment was flat with the prior year period.
●	Total Weight/Shipment increased approximately 1% and LTL-rated Weight/Shipment increased approximately 4%, reflecting the addition of heavier transactional shipments.
●	Asset-Based shared services costs in the third quarter of 2020 are expected to be in an approximate range of $55 million to $58 million compared to $46 million in second quarter 2020 and $56 million in third quarter 2019. The sequential increase from second quarter 2020 reflects the effect of restoring compensation rates and related costs beginning in July.
●	In recent years, the historical average sequential change in ArcBest’s Asset-Based operating ratio in the third quarter, versus the second quarter, has been roughly flat. However, due to the impact of the COVID-19 pandemic, the 2020 sequential operating ratio comparison for this period may not be comparable to historic trends, depending on business levels through September.

3Q’20 Other Items

●	64 Working Days, compared to 63.5 working days in 3Q’19
●	Projected Innovative Technology Costs in our Asset-Based business associated with the freight handling pilot test program at ABF Freight (non-GAAP item): $5 million vs. $5 million in 3Q’19

Asset-Light ArcBest Operating Segment [Excluding FleetNet]

2Q’20 and July 2020 Year-over-Year Monthly Total Daily Business Trends

	April 2020	May 2020	June 2020	July MTD 2020*

Revenue/Day	-17.7%	-11.9%	-20.0%	Flat
Shipments/Day**	-28.8%	-21.4%	-21.0%	-9%

*As of July 27, 2020.  Statistics for the full month of July 2020 have not been finalized.

**Shipments related to managed transportation solutions transactions are excluded from the Shipments/Day metric.

The COVID-19 pandemic has resulted in lower volumes through July 2020 versus the same prior-year period.

Statistics for July 2020 have not been finalized. Preliminary financial metrics and business trends for July 2020, compared to the same period last year, are as follows:

●	Purchased transportation expense per day increased approximately 3%.
●	Purchased transportation expense represented approximately 84.5% of revenues compared to 82% of revenues in the same prior-year period.
●	Purchased transportation rates have increased due to tightness in capacity markets, resulting in margin compression.

2Q’20 and July 2020 Sequential Monthly Total Daily Business Trends

	April 2020	May 2020	June 2020	July MTD 2020*

Revenue/Day	-17.1%	+12.2%	+6.2%	+20%
Shipments/Day**	-21.6%	+16.9%	+10.1%	+5%

*As of July 27, 2020.  Statistics for the full month of July 2020 have not been finalized.

**Shipments related to managed transportation solutions transactions are excluded from the Shipments/Day metric.

ArcBest Consolidated

3Q’20 – Projected

●	Loss in the “Other and eliminations” segment (non-GAAP basis): $4 million vs. $4 million in 3Q’19
●	Interest Expense, net of Interest Income: $2 million vs. $1 million in 3Q’19
●	Expense in the “Other, net” line (non-GAAP basis): $0.1 million vs. $0.6 million in 3Q’19

FY’20 – Projected

●	Loss in the “Other and eliminations” segment (non-GAAP basis): $17 million vs. $21 million in 2019
●	Expense in the “Other, net” line (non-GAAP basis): $0.2 million vs. $1.6 million in 2019

ArcBest Consolidated Capital Expenditures

FY’20 – Projected (previously disclosed in a Form 8-K filed April 7, 2020)

●	Total Net Capital Expenditures, including financed equipment: $95 million to $100 million
●	Includes revenue equipment purchases (majority for Asset-Based segment): $64 million
●	Depreciation and amortization costs on property, plant and equipment: approximately $110 million
●	Intangible asset amortization: $4 million

Additional Detailed Information

Asset-Based Segment

Annual Union Profit-Sharing Bonus

As provided in ABF Freight’s current Teamster labor contract, for the full years of 2019 through 2022, ABF Freight’s Teamster employees are eligible for an annual profit-sharing bonus, as shown in the following table. The operating ratio (“OR”) used to calculate the bonus amount is on a GAAP basis. The potential bonus would be based on full-year union employee earnings. While impacted by business and associated labor levels which are subject to change, the estimate of one percent of the annual earnings for the ABF Freight union employees who are eligible for this benefit approximates $5 million of union bonus expense.

During years in which ArcBest’s internal forecasts indicate an expectation of paying the union bonus, we will accrue for this expense throughout the year, generally in proportion of the quarterly results as a percentage of the annual projection. As we do not provide public updates on our projected operating ratio or our expectations for paying the union bonus, any details of amounts accrued will not be provided.  If financial models reflect an operating ratio that meets the payout thresholds shown below, ArcBest encourages analysts to include expenses for the union bonus in quarterly and annual earnings per share projections for the company.

ABF Freight Published Annual OR (GAAP basis)	Bonus Amount
95.1 to 96.0	1%
93.1 to 95.0	2%
93.0 and below	3%

ArcBest Consolidated

Tax Rate

ArcBest’s second quarter 2020 and 2019 effective GAAP tax rates were 23.4% and 27.4%, respectively.  The “Effective Tax Rate Reconciliation” table on Page 11 of ArcBest’s second quarter 2020 earnings press release in Exhibit 99.1 shows the reconciliation of GAAP to non-GAAP effective tax rates.  The non-GAAP effective tax rates of 23.6% for second quarter 2020 and 26.3% for second quarter 2019 were used to calculate the non-GAAP net income and EPS amounts for the respective quarters.  ArcBest currently expects the full year 2020 tax rate to be approximately 23% to 24%, while the effective rate in any quarter may be impacted by items discrete to that period.  This range is lower than the expected range at the beginning of the year primarily reflecting changes in pretax income levels, certain tax credits and lower nondeductible expenses as a result of reduced travel-related costs experienced during the pandemic.

“Other and eliminations” within Operating Income on the Operating Segment Data and Operating Ratios statement

The “Other and eliminations” line includes expenses related to shared services for the delivery of comprehensive transportation and logistics services to ArcBest’s customers. Shared services represent costs incurred to support all segments including sales, yield, customer service, marketing, capacity sourcing functions, human resources, financial services, information technology, legal and other company-wide services. Shared services are primarily allocated to the reporting segments based upon resource utilization-related metrics, such as shipment levels, and therefore fluctuate with business levels. As a result, the loss in this line tends to be higher in periods when business levels are lower, and consequently allocations to operating segments are lower, which is typically during the first and fourth quarters of the year.

“Other, net” line within Other Income (Costs) on the Consolidated Statements of Operations

Subsequent to the September 30, 2019 substantial liquidation of ArcBest’s nonunion pension plan, the “Other, net” line of ArcBest’s income statement primarily includes the costs associated with postretirement plans and changes in cash surrender value of life insurance.  After excluding non-GAAP items detailed in the table below, ArcBest expects the non-GAAP “Other net” expense to approximate $0.1 million in third quarter 2020 and $0.2 million for full year 2020 versus $0.6 million in third quarter 2019 and $1.6 million for full year 2019.  The lower expense in 2020 as compared to 2019 is primarily due to lower expected postretirement plan expense.

Changes in cash surrender value of life insurance reflected an increase of $2.6 million in second quarter 2020 compared to an increase of $0.5 million in second quarter 2019.  This change was an indication of the significant second quarter 2020 market gains experienced on these assets. ArcBest excludes changes in cash surrender value when presenting non-GAAP net income and EPS.

	Three Months Ended
	June 30
	2020	2019

	(in millions)
Other, net - income (costs)
Amounts on GAAP basis	$2.7	$(0.4)
Non-GAAP Adjustments:
Nonunion pension expense, including settlement, pre-tax	—	0.5
Life insurance proceeds and losses/(gains) in cash surrender value(1)	(2.6)	(0.5)
Non-GAAP amounts	$0.1	$(0.4)

1)	Amounts in parentheses indicate gains.

Forward-Looking Statements

Certain statements and information in this exhibit may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “foresee,” “intend,” “may,” “plan,” “predict,” “project,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. These statements are based on management’s beliefs, assumptions, and expectations based on currently available information, are not guarantees of future performance, and involve certain risks and uncertainties (some of which are beyond our control). Although we believe that the expectations reflected in these forward-looking statements are reasonable as and when made, we cannot provide assurance that our expectations will prove to be correct. Actual outcomes and results could materially differ from what is expressed, implied, or forecasted in these statements due to a number of factors, including, but not limited to: a failure of our information systems, including disruptions or failures of services essential to our operations or upon which our information technology platforms rely, data breach, and/or cybersecurity incidents; the ability to maintain third-party information technology systems or licenses; widespread outbreak of an illness or any other communicable disease and the effects of pandemics, including the COVID-19 pandemic, or any other public health crisis; regulatory measures that may be implemented in response to widespread illness, including the COVID-19 pandemic; ineffectiveness of our business continuity plans to meet our operational needs in the event of adverse external events or conditions; untimely or ineffective development and implementation of, or failure to realize potential benefits associated with, new or enhanced technology or processes, including the pilot test program at ABF Freight, and any write-offs associated therewith; the loss or reduction of business from large customers; competitive initiatives and pricing pressures; general economic conditions and related shifts in market demand, including the impact of and uncertainties related to the COVID-19 pandemic, that impact the performance and needs of industries we serve and/or limit our customers’ access to adequate financial resources; the ability to manage our cost structure, and the timing and performance of growth initiatives; relationships with employees, including unions, and our ability to attract, retain, and develop employees; unfavorable terms of, or the inability to reach agreement on, future collective bargaining agreements or a workforce stoppage by our employees covered under ABF Freight’s collective bargaining agreement; our ability to secure independent owner operators and/or operational or regulatory issues related to our use of their services; availability and cost of reliable third-party services; availability of fuel, the effect of volatility in fuel prices and the associated changes in fuel surcharges on securing increases in base freight rates, and the inability to collect fuel surcharges; governmental regulations; environmental laws and regulations, including emissions-control regulations; union employee wages and benefits, including changes in required contributions to multiemployer plans; litigation or claims asserted against us; the loss of key employees or the inability to execute succession planning strategies; maintaining our intellectual property rights, brand, and corporate reputation; default on covenants of financing arrangements and the availability and terms of future financing arrangements; timing and amount of capital expenditures; self-insurance claims and insurance premium costs; increased prices for and decreased availability of new revenue equipment, decreases in value of used revenue equipment, and higher costs of equipment-related operating expenses such as maintenance, fuel, and related taxes; potential impairment of goodwill and intangible assets; the cost, integration, and performance of any recent or future acquisitions; seasonal fluctuations and adverse weather conditions; regulatory, economic, and other risks arising from our international business; acts of terrorism or war, or the impact of antiterrorism and safety measures; and other financial, operational, and legal risks and uncertainties detailed from time to time in ArcBest’s public filings with the Securities and Exchange Commission (“SEC”).

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.